Exhibit 10.40

AMENDMENT TO
TERM SHEET AGREEMENT
WHEREAS, PrivateBancorp, Inc. (“PrivateBancorp”) has entered into term sheet agreements (“Term Sheet Agreement”) with various employees; and
WHEREAS, severance benefits under such Term Sheet Agreements may constitute non-qualified deferred compensation under Section 409A of the Internal Revenue Code (the “Code”); and
WHEREAS, severance benefits under the Term Sheet Agreements are conditioned on the employee executing and not revoking a waiver and general release of claims; and
WHEREAS, the Term Sheet Agreements provide that to the extent any amount payable under the Term Sheet Agreements would trigger the additional tax imposed by Code Section 409A, this term sheet agreement shall be modified to avoid such additional tax; and
WHEREAS, the officers of PrivateBancorp have been notified of the need to specify, for severance benefits subject to Code Section 409A, whether such severance benefits must commence in the calendar year following the calendar year of termination.
NOW, THEREFORE, each Term Sheet Agreement is amended to state as follows:
If the Holding Company reasonably determines that your Severance Benefits are “deferred compensation” under Code Section 409A, and if your “separation from service” entitling you to Severance Benefits occurs on or after October 15 of a calendar year, such Severance Benefits will commence on the earlier of (a) the 90th day following “separation from service,” or (b) the first payroll date that occurs in January of the following calendar year, provided, however, the return of the waiver and general release of claims remains a condition to receiving such Severance Benefits but the date such waiver and general release is returned and becomes effective shall not change when such Severance Benefits commence as described above.
WHEREFORE, this Amendment is executed this 28th day of December, 2012.

PRIVATEBANCORP, INC.

By:     /s/ C. Brant Ahrens

Title: President, Personal Client Services